Exhibit 10.23

Land Development Agreement
(English Translation)

Note: This is an English translation of an agreement originally drafted in Chinese, and accordingly this translation is not legally effective or binding on the parties. This translation is being furnished for disclosure purposes.

Party A:  Jiangsu Ever-Glory International Group Corp.

Party B:  Nanjing Goldenway Garment Co., Ltd.

RECITALS

In view of that Party A has obtained the land use rights in the Jiangning Economical and Technical Development Zone, in the spirit of impartiality, free-will, and reciprocity, Party A and Party B are entering into this agreement regarding the construction of production facilities on the land in which Party A holds rights.

AGREEMENT

Article One

To cooperatively build workshops on the land using Party A’s land use rights, which include 10 mu of land in the said Development Zone, Party A promises to provide the land use rights to Party B without impairment or holdback of such rights, and Party B will construct production facilities on the land, and provide all funding for such construction. The construction is to be carried out by Party B according to applicable civil engineering codes, laws and regulations, with a comprehensive blueprint including the building structure, standards, function and quality. Party B shall apply for and obtain use rights for the newly constructed facility for a 30 year period. Party A has the right to supervise the construction.

Article Two

The facilities will consists of two floors, with a total floor area of 4,000 square meters, which is subject to the ratification of relevant government authorities.

Article Three

Party A will complete the leveling of the land by end of May of 1996, and Party B complete the construction work by end of December of 1996.

Article Four

When the construction passes applicable inspections, Party B shall make application to obtain land use rights and a property ownership certificate from the applicable government authorities, and shall pay the relevant fees and taxes.

Article Five

The two parties confirm that after the construction is completed Party B, and Party B uses the building for 20 years free of any lease or other payments to Party A, Party B shall transfer its rights to the newly constructed facilities to Party A (who shall acquire the remainder of any use rights to the facility) without condition upon the expiration of this period, and agrees to undertake all formalities required in order to make the transfer of rights effective. Party B agrees that while using and occupying the building, Party B will ensure the integrity of the building and prevent damage to the property, and will assume responsibility for maintaining the facilities to prevent extraordinary wear and tear.

Article Six

During the period the building is used, in case of a land requisition or building relocation is requested by the government, if payment by the government is made to Party A, Party A agrees to pay Party B an amount equal to the cost of construction. In such instance, Party A will be the recipient of all payment from the government, and Party A will promptly pay Party B the amounts agreed above.

Article Seven

When using the constructed building Party B agrees to abide by relevant laws, regulations and social ethics of the People’s Republic of China, and act consistently with the protection of community utilities and the public interest.

Article Eight

This agreement is the entire agreement between the parties. The parties agree to negotiate in good faith and agree on any issues not addressed in this agreement.

Article Nine

This agreement is made into two copies with one held by each party and takes effect from the date it was signed.

Party A: (seal) /s/ Jiangsu Ever-Glory International Group Corp. March 1, 1996 Party B: (seal) /s/ Nanjing Goldenway Garment Co., Ltd. March 1, 1996